Exhibit 99.1

Tidewater Reports No Damage or Service Interruption Resulting from Hurricane Katrina

NEW ORLEANS—(BUSINESS WIRE)—Sept. 1, 2005—Tidewater (NYSE:TDW - News) announced today that it has not experienced any damage or interruption of service to its fleet of vessels currently serving the offshore oil and gas industry in the Gulf of Mexico. The company’s main operational base in Amelia Louisiana was also unaffected except for power and telephone outages. At this time, the Company does not expect that the aftermath of Hurricane Katrina will have any material impact on its ability to respond to customer needs or to its ability to fulfill current contract commitments. All international operations of the company should not be affected by these recent events.

The company’s main headquarters in New Orleans is inaccessible at this time and may be uninhabitable for the next several months. Operating under its disaster recovery plan, company management will, during this interim period, be located in the company’s Houston, Texas offices and other nearby facilities. Other essential headquarter personnel will temporarily work from the Houston or Amelia locations. All inquiries should be processed by contacting the main operator located in Houston at telephone no. 713-954-4875 or in Amelia at 985-631-5820.

Tidewater Inc. owns and operates over 560 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact:

Tidewater, New Orleans

J. Keith Lousteau, 713-954-4875

or

Joe Bennett, 713-954-4875